Exhibit H(37)

RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of January 19, 2022 (“Effective Date”), is made among MassMutual Select Funds and MML Series Investment Fund, on behalf of each of their series listed in Schedule A, severally and not jointly (each, an “Acquiring Fund”), and each trust identified on Schedule B, on behalf of itself and its respective series identified on Schedule B, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the shares of the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of registered investment companies, such as the shares of the Acquired Funds, in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the terms and conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule; and

WHEREAS, to date, with respect to the MML Series Investment Fund, such investments have been governed by a Participation Agreement or similar agreement (collectively, the “Participation Agreement”) and made in reliance on SEC exemptive relief that will be rescinded on the Effective Date.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.	Terms of Investment

(a)            In order to help reasonably address the risk of undue influence on an Acquired Fund that operates as a mutual fund (“Acquired Mutual Fund”) by an Acquiring Fund, and to assist the Acquired Mutual Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Mutual Fund agree as follows:

(a)            In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Mutual Fund’s registration statement, as amended from time to time, the Acquired Mutual Fund may honor any redemption request partially or wholly in-kind.

(b)            Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests greater than 5% of the Acquired Mutual Fund’s total outstanding shares over multiple days or to provide advance notification of redemption requests to the Acquired Mutual Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Mutual Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Mutual Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Mutual Fund and the scale of its contemplated investments in the Acquired Mutual Fund.

(b)            In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

4.	Termination of Participation Agreement.

The relevant parties hereby mutually agree to terminate the Participation Agreement as of the Effective Date and waive any notice requirement for termination as set forth in such Participation Agreement.

5.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

	If to the Acquiring Fund:	If to the Acquired Fund:

	[Name of Trust]	Invesco Advisers,Inc.
	c/o MML Investment Advisers, LLC	11 Greenway Plaza Suite 100
	1295 State Street, Springfield, MA 01111	Houston, Texas 77046
Email:	dsteele@massmutual.com and	Attention: General Counsel
fundinfo@massmutual.com
Email: veronica.castillo@invesco.com

	With a copy to: Andrew Goldberg	With a copy to Client Contracts
	Attn: Legal Dept.	Email: dealersupport@invesco.com
1295 State Street, Springfield, MA 01111
Email: agoldberg@massmutual.com

6.	Term and Termination; Assignment; Amendment

(a)            This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)            This Agreement shall continue until terminated in writing by either party upon 60days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)            This Agreement may not be assigned by either party without the prior written consent of the other.

(d)            This Agreement may be amended, including the addition of Acquiring Funds and Acquired Funds to Schedule A and B only by a writing that is signed by each affected party.

(e)            In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)            In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

7.	Miscellaneous

(a)            Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

(b)            Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(c)            Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(d)            Declaration of Trust. In the case of each of the Acquiring Funds, a copy of the Declaration of Trust of the Acquiring Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent or shareholder of the Acquiring Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Acquiring Funds.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AIM Variable Insurance Funds (Invesco Variable Insurance Funds), on behalf of itself and its respective Acquired Funds listed on Schedule B, Severally and Not Jointly

/s/ Elizabeth Nelson
Name of Authorized Signer	Elizabeth Nelson	Signature
Title: Head of Legal

AIM Investment Funds (Invesco Investment Funds), on behalf of itself and its respective Acquired Funds listed on Schedule B, Severally and Not Jointly

/s/ Elizabeth Nelson
Name of Authorized Signer	Elizabeth Nelson	Signature
Title: Head of Legal

AIM Investment Securities Funds (Invesco Investment Securities Funds), on behalf of itself and its respective Acquired Funds listed on Schedule B, Severally and Not Jointly

/s/ Elizabeth Nelson
Name of Authorized Signer	Elizabeth Nelson	Signature
Title: Head of Legal

MassMutual Select Funds, on behalf of its respective Acquiring Funds listed on Schedule A, Severally and Not Jointly

/s/ Renee Hitchcock
Name of Authorized Signer	Renee Hitchcock	Signature
Title: CFO and Treasurer

MML Series Investment Fund, on behalf of its respective Acquiring Funds listed on Schedule A, Severally and Not Jointly

/s/ Renee Hitchcock
Name of Authorized Signer	Renee Hitchcock	Signature
Title: CFO and Treasurer

SCHEDULE A

Applicable Funds

Acquiring Funds

Series of MassMutual Select Funds:

MassMutual 20/80 Allocation Fund

MassMutual 40/60 Allocation Fund

MassMutual 60/40 Allocation Fund

MassMutual 80/20 Allocation Fund

Series of MML Series Investment Fund:

MML Aggressive Allocation Fund

MML Balanced Allocation Fund

MML Conservative Allocation Fund

MML Growth Allocation Fund

MML Moderate Allocation Fund

SCHEDULE B

Underlying Trusts and Acquired Funds

Underlying Trusts	Acquired Funds
AIM Variable Insurance Funds (Invesco Variable Insurance Funds)	Invesco V.I. Discovery Mid Cap Growth Fund Invesco V.I. Global Fund Invesco V.I. Global Strategic Income Fund Invesco Oppenheimer V.I. International Growth Fund Invesco V.I. Main Street Fund
AIM Investment Funds (Invesco Investment Funds)	Invesco International Bond Fund
AIM Investment Securities Funds (Invesco Investment Securities Funds)	Invesco Real Estate Fund